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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the registration statement on Form 10 of our report dated January 9, 1998, on our audit of the financial statements of American Custom Components, Inc. for the year ended March 31, 1997. We also consent to the references to our firm throughout the registration statement.

/s/ Kelly & Company

Kelly & Company
Newport Beach, California
February 27, 1998